SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 1)

Metro Bancorp, Inc.

(Name of Issuer)

Common Stock, Par Value $1.00 Per Share

(Title of Class of Securities)

59161R101
(CUSIP Number)

Matthew Lindenbaum
Basswood Capital Management, L.L.C.
645 Madison Avenue, 10th Floor
New York, NY 10022
(212) 521-9500

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

(with copies to)
Michael A. Schwartz, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
(212) 728-8000

August 4, 2015

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box:  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Rule 240.13d-7 for other parties to whom copies are to be sent.
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 59161R101	Page 2 of 21 Pages
1	NAME OF REPORTING PERSON Basswood Capital Management, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 674,421 (see Item 5)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 674,421 (see Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 674,421 (see Item 5)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.76%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

CUSIP No. 59161R101	Page 3 of 21 Pages
1	NAME OF REPORTING PERSON Basswood Partners, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 132,291 (see Item 5)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 132,291 (see Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 132,291 (see Item 5)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.93%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 59161R101	Page 4 of 21 Pages
1	NAME OF REPORTING PERSON Basswood Enhanced Long Short GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 215,071 (see Item 5)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 215,071 (see Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 215,071 (see Item 5)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.52%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 59161R101	Page 5 of 21 Pages
1	NAME OF REPORTING PERSON Basswood Opportunity Partners, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 72,611 (see Item 5)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 72,611 (see Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 72,611 (see Item 5)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.51%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 59161R101	Page 6 of 21 Pages
1	NAME OF REPORTING PERSON Basswood Financial Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 53,523 (see Item 5)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 53,523 (see Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 53,523 (see Item 5)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.38%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 59161R101	Page 7 of 21 Pages
1	NAME OF REPORTING PERSON Basswood Financial Fund, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 12,592 (see Item 5)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 12,592 (see Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,592 (see Item 5)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.09%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 59161R101	Page 8 of 21 Pages
1	NAME OF REPORTING PERSON Basswood Financial Long Only Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 6,157 (see Item 5)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 6,157 (see Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,157 (see Item 5)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.04%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 59161R101	Page 9 of 21 Pages
1	NAME OF REPORTING PERSON Basswood Enhanced Long Short Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 215,071 (see Item 5)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 215,071 (see Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 215,071 (see Item 5)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.52%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 59161R101	Page 10 of 21 Pages
1	NAME OF REPORTING PERSON Basswood Opportunity Fund, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 24,161 (see Item 5)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 24,161 (see Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,161 (see Item 5)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.17%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 59161R101	Page 11 of 21 Pages
1	NAME OF REPORTING PERSON Main Street Master, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 282,705 (see Item 5)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 282,705 (see Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 282,705 (see Item 5)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.00%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 59161R101	Page 12 of 21 Pages
1	NAME OF REPORTING PERSON Matthew Lindenbaum
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 674,421 (see Item 5)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 674,421 (see Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 674,421 (see Item 5)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.76%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 59161R101	Page 13 of 21 Pages
1	NAME OF REPORTING PERSON Bennett Lindenbaum
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
8	SHARED VOTING POWER 674,421 (see Item 5)
9	SOLE DISPOSITIVE POWER 0
10	SHARED DISPOSITIVE POWER 674,421 (see Item 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 674,421 (see Item 5)
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.76%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

This Amendment No. 1 to Schedule 13D (this “Amendment No. 1”) is being filed with respect to the Common Stock, $1.00 par value (the “Common Stock”), of Metro Bancorp, Inc., a Pennsylvania corporation (the “Issuer”), to amend the Schedule 13D filed on June 4, 2014 (as amended by this Amendment No. 1, the “Schedule 13D”).
Item 4.  Purpose of Transaction.
Item 4 of the Schedule D is amended to reflect the following:
In light of the announcement on August 4, 2015 that the Issuer and F.N.B. Corporation (“FNB”) have entered into a definitive agreement pursuant to which FNB will acquire the Issuer in a merger transaction in which each share of Common Stock will be exchanged for 2.373 shares of FNB common stock (the “Merger”), the Management Company intends, prior to the Merger and subject to market conditions, to substantially reduce the Funds’ ownership of Common Stock in market transactions and/or to substantially reduce the Funds’ exposure to the Common Stock through hedging transactions.
Item 5.  Interest in Securities of the Issuer.
Item 5(a), 5(b), 5(c) and 5(e) of the Schedule 13D is amended to reflect the following:
(a)            As of the date of this Schedule 13D, each of the Reporting Persons beneficially owns shares of Common Stock in such numbers as set forth on the cover pages of this Schedule 13D.  The total number of shares each of the Reporting Persons beneficially owns represents such percentages as set forth on the cover pages to this Schedule 13D of the Common Stock outstanding.  The percentages used in this Schedule 13D are calculated based upon the 14,165,110 shares of Common Stock outstanding as of April 30 2015, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 and filed on May 11, 2015.
(b)            The Management Company, Matthew Lindenbaum and Bennett Lindenbaum share voting and dispositive power over the 674,421 shares of Common Stock held directly by the Funds.  Basswood Partners, the Management Company, Matthew Lindenbaum and Bennett Lindenbaum share voting and dispositive power over the 132,291 shares of Common Stock held directly by Basswood Opportunity Partners, LP, Basswood Financial Fund, LP and Basswood Financial Long Only Fund, LP.  Basswood Long Short GP, the Management Company, Matthew Lindenbaum and Bennett Lindenbaum share voting and dispositive power over the 215,071 shares of Common Stock held directly by Basswood Enhanced Long Short Fund, LP.  By virtue of the relationships among the Reporting Persons, as described in this Schedule 13D, the Reporting Persons may be deemed to be a “group” under the Federal securities laws. Except as otherwise set forth in this Schedule 13D, each Fund expressly disclaims beneficial ownership of any of the shares of Common Stock beneficially owned by any other Reporting Person, and the filing of this Statement shall not be construed as an admission, for the purposes of Sections 13(d) and 13(g) or under any provision of the Exchange Act or the rules promulgated thereunder or for any other purpose, that any Fund is a beneficial owner of any shares not directly held by such Fund.
(c)            Schedule I sets forth all transactions with respect to the Common Stock effected by the Reporting Persons during the past sixty (60) days, inclusive of any transactions effected through 5:00p.m., New York City time, on August 5, 2015.
 (e)            The Reporting Persons ceased to be the beneficial owners of more than 5% of the outstanding shares of Common Stock on August 5, 2015.

SCHEDULE I

Trade Type	Fund	Trade Date	Shares Purchased (Sold)	Price (Gross)
sl	Basswood Financial Long Only Fund, LP	6/18/2015	8,515	25.98
sl	Basswood Financial Long Only Fund, LP	6/18/2015	2,200	25.98
sl	Basswood Financial Long Only Fund, LP	6/18/2015	2,900	25.98
sl	Basswood Financial Long Only Fund, LP	6/18/2015	4,300	25.98
sl	Basswood Financial Long Only Fund, LP	6/18/2015	4,200	25.98
sl	Basswood Financial Long Only Fund, LP	6/18/2015	5,462	25.98
sl	Basswood Financial Long Only Fund, LP	6/18/2015	4,648	25.98
sl	Basswood Financial Long Only Fund, LP	6/18/2015	1,211	25.98
sl	Basswood Financial Long Only Fund, LP	6/18/2015	4,334	25.98
sl	Basswood Financial Long Only Fund, LP	6/18/2015	2,191	25.98
sl	Basswood Financial Long Only Fund, LP	6/18/2015	136	25.98
sl	Managed Account 1	6/29/2015	100	26.61
sl	Managed Account 1	6/29/2015	776	26.36
sl	Managed Account 1	6/29/2015	924	26.36
sl	Managed Account 1	6/30/2015	7,076	26.30
sl	Managed Account 1	6/30/2015	2,400	26.30
sl	Managed Account 1	6/30/2015	4,546	26.30
sl	Basswood Financial Fund, LP	7/1/2015	1,557	26.40
sl	Basswood Financial Fund, LP	7/1/2015	210	26.40
sl	Basswood Financial Long Only Fund, LP	7/1/2015	336	26.40
sl	Basswood Financial Fund, Inc.	7/1/2015	536	26.40
sl	Basswood Financial Fund, Inc.	7/1/2015	37	26.40
sl	Basswood Financial Fund, Inc.	7/1/2015	991	26.40
by	Basswood Financial Long Only Fund, LP	7/1/2015	841	26.57
sl	Managed Account 1	7/1/2015	4,004	26.40
sl	Managed Account 1	7/1/2015	3,060	26.40
sl	Managed Account 1	7/1/2015	5,400	26.40

sl	Managed Account 1	7/1/2015	8,235	26.40
sl	Managed Account 1	7/1/2015	5,381	26.40
sl	Basswood Financial Fund, LP	7/2/2015	1,225	25.99
sl	Basswood Financial Long Only Fund, LP	7/2/2015	233	25.99
sl	Basswood Financial Fund, Inc.	7/2/2015	675	25.99
sl	Basswood Financial Fund, Inc.	7/2/2015	51	25.99
sl	Basswood Financial Fund, Inc.	7/2/2015	152	25.99
sl	Basswood Financial Fund, Inc.	7/2/2015	97	25.99
sl	Basswood Financial Fund, Inc.	7/2/2015	17	25.99
sl	Basswood Financial Fund, Inc.	7/2/2015	46	25.99
sl	Basswood Financial Fund, Inc.	7/2/2015	46	25.99
sl	Managed Account 1	7/2/2015	4,502	25.99
sl	Managed Account 1	7/2/2015	1,800	25.99
sl	Managed Account 1	7/2/2015	8,597	25.99
sl	Managed Account 1	7/2/2015	3,175	25.99
sl	Basswood Financial Fund, LP	7/6/2015	336	25.85
sl	Basswood Financial Long Only Fund, LP	7/6/2015	64	25.85
sl	Basswood Financial Fund, Inc.	7/6/2015	20	25.85
sl	Basswood Financial Fund, Inc.	7/6/2015	65	25.85
sl	Basswood Financial Fund, Inc.	7/6/2015	144	25.85
sl	Basswood Financial Fund, Inc.	7/6/2015	68	25.85
sl	Managed Account 1	7/6/2015	1,336	25.85
sl	Managed Account 1	7/6/2015	177	25.85
sl	Managed Account 1	7/6/2015	3,434	25.85
by	Basswood Financial Long Only Fund, LP	8/3/2015	2,348	24.90
by	Basswood Financial Fund, Inc.	8/3/2015	2,147	24.90
sl	Basswood Financial Long Only Fund, LP	8/4/2015	847	30.15
sl	Basswood Financial Long Only Fund, LP	8/4/2015	512	30.22
sl	Basswood Financial Long Only Fund, LP	8/4/2015	1,240	30.26
sl	Basswood Financial Long Only Fund, LP	8/4/2015	124	30.26

sl	Basswood Financial Long Only Fund, LP	8/4/2015	133	30.26
sl	Basswood Financial Long Only Fund, LP	8/4/2015	1,197	30.12
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	705	30.15
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	703	30.15
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	2,446	30.15
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	6,115	30.15
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	587	30.15
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	1,345	30.15
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	905	30.15
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	2,446	30.15
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	244	30.15
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	807	30.15
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	24	30.15
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	733	30.15
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	6,114	30.15
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	2,003	30.15
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	11,731	30.22
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	684	30.22
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	24	30.22
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	228	30.22
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	349	30.22
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	1,100	30.22
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	1,109	30.22
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	656	30.26
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	28,194	30.26
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	6,769	30.26
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	8,842	30.26
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	1,523	30.12
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	670	30.12
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	1,027	30.12

sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	1,939	30.12
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	1,235	30.12
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	464	30.12
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	602	30.12
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	921	30.12
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	868	30.12
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	1,329	30.12
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	855	30.12
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	1,310	30.12
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	1,892	30.12
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	8,600	30.12
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	2,896	30.12
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	9,435	30.12
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	6,477	30.15
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	3,916	30.22
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	8,846	30.26
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	2,592	30.26
sl	Basswood Enhanced Long Short Fund, LP	8/4/2015	9,150	30.12
sl	Basswood Financial Fund, Inc.	8/4/2015	720	30.15
sl	Basswood Financial Fund, Inc.	8/4/2015	435	30.22
sl	Basswood Financial Fund, Inc.	8/4/2015	992	30.26
sl	Basswood Financial Fund, Inc.	8/4/2015	152	30.26
sl	Basswood Financial Fund, Inc.	8/4/2015	15	30.26
sl	Basswood Financial Fund, Inc.	8/4/2015	8	30.26
sl	Basswood Financial Fund, Inc.	8/4/2015	9	30.26
sl	Basswood Financial Fund, Inc.	8/4/2015	96	30.26
sl	Basswood Financial Fund, Inc.	8/4/2015	124	30.12
sl	Basswood Financial Fund, Inc.	8/4/2015	28	30.12
sl	Basswood Financial Fund, Inc.	8/4/2015	3	30.12
sl	Basswood Financial Fund, Inc.	8/4/2015	374	30.12

sl	Basswood Financial Fund, Inc.	8/4/2015	112	30.12
sl	Basswood Financial Fund, Inc.	8/4/2015	174	30.12
sl	Basswood Financial Fund, Inc.	8/4/2015	203	30.12
sl	Basswood Financial Fund, Inc.	8/4/2015	590	30.15
sl	Basswood Financial Fund, Inc.	8/4/2015	29	30.15
sl	Basswood Financial Fund, Inc.	8/4/2015	15	30.15
sl	Basswood Financial Fund, Inc.	8/4/2015	17	30.15
sl	Basswood Financial Fund, Inc.	8/4/2015	481	30.15
sl	Basswood Financial Fund, Inc.	8/4/2015	109	30.22
sl	Basswood Financial Fund, Inc.	8/4/2015	54	30.22
sl	Basswood Financial Fund, Inc.	8/4/2015	6	30.22
sl	Basswood Financial Fund, Inc.	8/4/2015	515	30.22
sl	Basswood Financial Fund, Inc.	8/4/2015	204	30.26
sl	Basswood Financial Fund, Inc.	8/4/2015	351	30.26
sl	Basswood Financial Fund, Inc.	8/4/2015	375	30.26
sl	Basswood Financial Fund, Inc.	8/4/2015	322	30.26
sl	Basswood Financial Fund, Inc.	8/4/2015	747	30.26
sl	Basswood Financial Fund, Inc.	8/4/2015	1,599	30.12
sl	Main Street Master Ltd.	8/4/2015	3,500	30.15
sl	Main Street Master Ltd.	8/4/2015	38,116	30.15
sl	Main Street Master Ltd.	8/4/2015	157	30.22
sl	Main Street Master Ltd.	8/4/2015	2,902	30.22
sl	Main Street Master Ltd.	8/4/2015	450	30.22
sl	Main Street Master Ltd.	8/4/2015	3,777	30.22
sl	Main Street Master Ltd.	8/4/2015	8,000	30.22
sl	Main Street Master Ltd.	8/4/2015	3,565	30.22
sl	Main Street Master Ltd.	8/4/2015	4,098	30.22
sl	Main Street Master Ltd.	8/4/2015	2,218	30.22
sl	Main Street Master Ltd.	8/4/2015	45,082	30.26
sl	Main Street Master Ltd.	8/4/2015	7,712	30.26

sl	Main Street Master Ltd.	8/4/2015	15,943	30.26
sl	Main Street Master Ltd.	8/4/2015	1,975	30.26
sl	Main Street Master Ltd.	8/4/2015	2,775	30.26
sl	Main Street Master Ltd.	8/4/2015	533	30.12
sl	Main Street Master Ltd.	8/4/2015	7,348	30.12
sl	Main Street Master Ltd.	8/4/2015	1,956	30.12
sl	Main Street Master Ltd.	8/4/2015	18,365	30.12
sl	Main Street Master Ltd.	8/4/2015	1,766	30.12
sl	Main Street Master Ltd.	8/4/2015	4,042	30.12
sl	Main Street Master Ltd.	8/4/2015	2,855	30.12
sl	Main Street Master Ltd.	8/4/2015	2,720	30.12
sl	Main Street Master Ltd.	8/4/2015	7,348	30.12
sl	Main Street Master Ltd.	8/4/2015	736	30.12
sl	Main Street Master Ltd.	8/4/2015	2,426	30.12
sl	Main Street Master Ltd.	8/4/2015	8,691	30.12
sl	Basswood Financial Long Only Fund, LP	8/4/2015	58	30.15
sl	Basswood Financial Long Only Fund, LP	8/4/2015	35	30.22
sl	Basswood Financial Long Only Fund, LP	8/4/2015	102	30.26
sl	Basswood Financial Long Only Fund, LP	8/4/2015	81	30.12
sl	BCM Select Equity I Master, Ltd.	8/4/2015	207	30.15
sl	BCM Select Equity I Master, Ltd.	8/4/2015	911	30.15
sl	BCM Select Equity I Master, Ltd.	8/4/2015	676	30.22
sl	BCM Select Equity I Master, Ltd.	8/4/2015	1,975	30.26
sl	BCM Select Equity I Master, Ltd.	8/4/2015	1,580	30.12
sl	BASSWOOD OPPORTUNITY FUND, INC.	8/4/2015	1,259	30.15
sl	BASSWOOD OPPORTUNITY FUND, INC.	8/4/2015	1,945	30.15
sl	BASSWOOD OPPORTUNITY FUND, INC.	8/4/2015	351	30.15
sl	BASSWOOD OPPORTUNITY FUND, INC.	8/4/2015	2,150	30.22
sl	BASSWOOD OPPORTUNITY FUND, INC.	8/4/2015	6,279	30.26
sl	BASSWOOD OPPORTUNITY FUND, INC.	8/4/2015	4,893	30.12

sl	BASSWOOD OPPORTUNITY FUND, INC.	8/4/2015	130	30.12
sl	Basswood Enhanced Long Short Fund, LP	8/5/2015	73,311	30.42
sl	Basswood Enhanced Long Short Fund, LP	8/5/2015	18,861	30.42
sl	Basswood Financial Fund, Inc.	8/5/2015	2,099	30.42
sl	Basswood Financial Fund, Inc.	8/5/2015	3,296	30.42
sl	Basswood Financial Long Only Fund, LP	8/5/2015	2,469	30.42
sl	Basswood Financial Long Only Fund, LP	8/5/2015	169	30.42
sl	BASSWOOD OPPORTUNITY FUND, INC.	8/5/2015	10,354	30.42
sl	BCM Select Equity I Master, Ltd.	8/5/2015	3,257	30.42
sl	Main Street Master Ltd.	8/5/2015	121,165	30.42

SIGNATURES

After reasonable inquiry and to the best of each of the undersigned’s knowledge and belief, each of the undersigned, severally and not jointly, certifies that the information set forth in this statement is true, complete and correct.

Dated: August 5, 2015	BASSWOOD CAPITAL MANAGEMENT, L.L.C.

By: /s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

Dated: August 5, 2015	BASSWOOD PARTNERS, L.L.C.

By: /s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

Dated: August 5, 2015	BASSWOOD ENHANCED LONG SHORT GP, LLC

By: /s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

Dated: August 5, 2015	Basswood Opportunity Partners, LP
By: Basswood Capital Management, L.L.C.

By: /s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

Dated: August 5, 2015	Basswood Opportunity Fund, Inc.
By: Basswood Capital Management, L.L.C.

By: /s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

Dated: August 5, 2015	BASSWOOD ENHANCED LONG SHORT FUND, LP
By: Basswood Capital Management, L.L.C.

By: /s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

Dated: August 5, 2015	BASSWOOD FINANCIAL FUND, LP
By: Basswood Capital Management, L.L.C.

By: /s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

Dated: August 5, 2015	BASSWOOD FINANCIAL LONG ONLY FUND, LP
By: Basswood Capital Management, L.L.C.

By: /s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

Dated: August 5, 2015	BASSWOOD FINANCIAL FUND, INC.
By: Basswood Capital Management, L.L.C.

By: /s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

Dated: August 5, 2015	MAIN STREET MASTER LTD.
By: Basswood Capital Management, L.L.C.

By: /s/ Matthew Lindenbaum
Name: Matthew Lindenbaum
Title: Managing Member

Dated: August 5, 2015	/s/ Matthew Lindenbaum
Matthew Lindenbaum

Dated: August 5, 2015	/s/ Bennett Lindenbaum
Bennett Lindenbaum